SCHEDULE I

Set forth below is the name and present principal occupation of each of the executive officers and directors of HCI. Each person is a citizen of the United States. The business address of each person is in care of HCI.

Name	Present Principal Occupation
Woody L. Hunt	Chairman Emeritus of HCI
James C. Hunt	Chief Executive Officer and Director of HCI
Joshua W. Hunt	Vice Chairman of the Board of HCI, Executive Vice President
Matthew Hunt	Senior Vice President and Director of HCI
Eileen Byrne	Advisor at Byrne Partners, LLC
Michael Giliberto	Owner of S. Michael Giliberto & Co., Inc.; Adjunct professor at Columbia University's Graduate School of Business
James K. Hunt	Non-Executive Chairman, Consultant at Tournament Capital Advisors, LLC
James L. Lozier	Director of HCI
Edward Escudero	President and CEO of High Desert Capital; Vice Chairman of WestStar Bank
Clinton E. Wolf, Jr.	Partner at Kemp Smith LLP
Angela Brock-Kyle	Director of HCI
Timothy Beaudin	Director of HCI
Kara Harchuck	Executive Vice President and General Counsel of HCI
Ryan McCrory	President